As filed with the Securities and Exchange Commission on June 25, 1999
                                                             File No. 333-_____

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            DIVIDEND REINVESTMENT AND
                               STOCK PURCHASE PLAN

                                  Sponsored by

                            SOUTHWEST GAS CORPORATION
             (Exact name of Registrant as specified in its charter)
          California                                            88-0085720
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                            5241 Spring Mountain Road
                                 P.O. Box 98510
                          Las Vegas, Nevada 89193-8510
                                 (702) 876-7237
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                                 GEORGE C. BIEHL
     Senior Vice President, Chief Financial Officer and Corporate Secretary
                            Southwest Gas Corporation
                            5241 Spring Mountain Road
                                 P.O. Box 98510
                          Las Vegas, Nevada 89193-8510
                                 (702) 876-7237
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

 Approximate date of commencement of proposed sale to the public:
                               From time to time

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                         CALCULATION OF REGISTRATION FEE
--------------------------------------- ----------------- --------------------- --------------------- --------------
                                             Amount         Proposed maximum      Proposed maximum      Amount of
                                             to be         offering price per        aggregate        registration
 Title of securities being registered      registered           share *            offering price          fee
--------------------------------------- ----------------- --------------------- --------------------- --------------

Common Stock ($1 par value).......       300,000 shares         $28.375              $8,512,500         $2,366.48
======================================= ================= ===================== ===================== ==============

* Pursuant to Rule 457(c), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low composite prices of the Common Stock as reported by the Consolidated Tape Association on June 23, 1999 of $28.375 per share.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                              SUBJECT TO COMPLETION
                               DATED JUNE 25, 1999

PROSPECTUS


                            SOUTHWEST GAS CORPORATION


                  Dividend Reinvestment and Stock Purchase Plan
                  300,000 Shares of Common Stock, $1 Par Value

         The Company is offering its shareholders, natural gas customers, employees and residents of Arizona, California and Nevada an opportunity to purchase, through the Company, shares of its Common Stock and to reinvest their Common Stock dividends automatically into shares of Common Stock through a Dividend Reinvestment and Stock Purchase Plan (the "Plan"). A summary of the Plan begins on page 3 of this Prospectus, which should be retained for future reference. Holders of the Company's Common Stock who choose not to participate in the Plan will receive cash dividends, as declared, in the usual manner.

         Shares of Common Stock acquired through the Plan will be purchased either directly from the Company or on the open market. The price of shares of Common Stock purchased by participants in the Plan with reinvested dividends, initial investments or optional payments will be (i) in the case of the purchase of authorized but unissued shares of Common Stock from the Company, the composite closing price of the stock on the "Investment Date" as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association (or, if no trading in the Common Stock occurs on that date, the composite closing price on the next preceding date on which trading occurred) or the weighted average composite closing price as reported on the consolidated tape for the stock purchased during the "Investment Period," and (ii) in the case of the purchase of shares of Common Stock in the open market, the weighted average price (excluding brokerage commissions) paid to obtain the stock during the "Investment Period."

         The Common Stock is listed on both the New York and Pacific Stock Exchanges. The annual expenses payable by the Company in connection with the operation of the Plan are approximately $20,000.

                                -----------------

             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
                   STATE SECURITIES COMMISSION HAS APPROVED OR
               DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------


The date of this Prospectus is ______________ , 1999.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              AVAILABLE INFORMATION

         Southwest Gas Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can inspect and copy these materials at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of the information may also be accessed on the World Wide Web through the SEC's Internet address at http://www.sec.gov. In addition, you may inspect these materials at the offices of the New York Stock Exchange or the Pacific Stock Exchange.

         This Prospectus does not contain all the information set forth in the Registration Statement and accompanying exhibits which the Company has filed with the SEC under the Securities Act of 1933.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows the Company to "incorporate by reference" information into this proxy statement, which means that the Company can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of the Registration Statement, except to the extent that the information is superseded in this Registration Statement. This Registration Statement incorporates by reference the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, the Company's Current Reports on Form 8-K filed on February 11, 1999, April 28, 1999, and May 4, 1999, and a description of the Company's Common Stock contained in Form 8-A previously filed by the Company with the SEC.

         The Company also incorporates by reference the information in all other documents the Company files with the SEC after the date of this Registration Statement. The information contained in any such document will be considered part of this Registration Statement from the date the document is filed.

         If you would like to receive a copy of any document incorporated by reference into this Registration Statement (which will not include any of the exhibits to the documents other than those exhibits that are specifically incorporated by reference into this Registration Statement), you should call or write to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, (800) 331-1119 or (702) 876-7280.

                                  THE COMPANY

         The registrant, Southwest Gas Corporation, is incorporated under the laws of the State of California effective March 1931. The Company is a natural gas utility serving over 1.2 million customers in Arizona, California and Nevada.

         The executive offices of the Company are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number
(702) 876-7237.


                                 USE OF PROCEEDS

         To the extent that authorized but unissued shares of Common Stock are purchased directly from the Company under the Plan, the proceeds will be used in connection with the Company's construction program, to pay for additional capital improvements to the Company's facilities, and for other corporate purposes. Pending disbursement for this purpose, the proceeds may be used to reduce the amount of the Company's short-term indebtedness. The Company cannot predict how many unissued shares of Common Stock will be sold under the Plan and, therefore, cannot estimate the amount of proceeds that it will receive.


        DESCRIPTION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         The Company is offering its shareholders, natural gas customers, employees and residents of Arizona, California and Nevada an opportunity to purchase shares of its Common Stock directly through the Company and to reinvest their Common Stock dividends automatically into shares of Common Stock through the Plan.

         The following is a detailed description, in question and answer form, of the Plan. For additional information concerning the Plan, you may telephone the Company at (800) 331-1119 or (702) 876-7280.

PURPOSE

1.       What is the purpose of the Plan?

         The purpose of the Plan is to provide to Company shareholders, natural gas customers, employees and residents of Arizona, California and Nevada a simple and convenient method of investing in shares of the Company's Common Stock. Shares purchased under the Plan will be either, (i) authorized but unissued shares purchased from the Company ("Original Issue Shares") or (ii) outstanding shares purchased in the open market or through negotiated transactions ("Open Market Shares"). The decision to purchase shares on the open market will depend upon the relationship of the purchase price of the shares of Common Stock and book value of the stock. To the extent shares will be purchased directly from the Company, the Company will use the proceeds for its continuing construction program and for other corporate purposes.

FEATURES

2.       What are the features of the Plan?

         A natural gas customer, employee of the Company or a resident of Arizona, California or Nevada, who is not already a shareholder, may make an initial investment in shares of the Company's Common Stock by making a minimum payment of $100. Thereafter, a participant may invest in additional shares of Common Stock by making optional payments of no less than $25; provided that the participant's initial investment and/or optional payments in aggregate do not exceed $50,000 per calendar year.

         Participants must reinvest all of their cash dividends automatically in additional shares of Common Stock of the Company when the total shares owned by a participant are less than 250 shares. Participants with 250 or more shares have the option of receiving one-half of their dividends in cash, while participants who deposit and maintain all of their shares with the Plan for safekeeping purposes only will have the option of receiving all of their dividends in cash.

         The Company will pay any brokerage commissions or service fees for purchases of Common Stock under the Plan and it will pay all costs for administration of the Plan.

         Full investment of funds is possible under the Plan because fractions of shares, as well as full shares, will be credited to participants' accounts. In addition, dividends on fractional shares, as well as full shares, will be credited to participants' accounts. Regular statements of account will provide simplified record keeping.

ADMINISTRATION

3.       Who administers the Plan for Participants?

         The Company administers the Plan, maintains records, sends statements of account to participants and performs other duties relating to the Plan. The Company will appoint an independent agent ("Agent") to act for Plan participants in purchasing and selling shares in the open market through negotiated transactions and, under limited circumstances, from the Company. Subject to the objective of obtaining the lowest overall cost of shares purchased, the Agent will have full discretion as to all matters relating to purchases and sale of such shares. Shares of Common Stock purchased by a participant under the Plan will be registered in the name of a nominee of the Company and will be held by the nominee for participants' accounts until the Company is otherwise instructed by the participant.

4.       Where should correspondence regarding the Plan be directed?

         All correspondence concerning the Plan should be addressed to:

                  Shareholder Services
                  Southwest Gas Corporation
                  P.O. Box 98511
                  Las Vegas, NV 89193-8511

PARTICIPATION

5.       Who may participate in the Plan?

         All shareholders of Common Stock, natural gas customers, employees and residents of Arizona, California and Nevada are eligible to participate in the Plan.

         An account may be opened in the participant's own name, in the joint name of the participant and another person, or in the participant's name as custodian for a minor or as trustee for another person by completing the Enrollment and Authorization Form ("Enrollment Form") in the proper manner.

6.       How does an eligible individual join the Plan?

         * If you are a shareholder of record, you may join the Plan by completing and returning an Enrollment Form. If you are a beneficial shareholder (i.e., the record shareholder is your nominee), evidence acceptable to the Company regarding your ownership of the Company's Common Stock will have to accompany the Enrollment Form.

         * If you are a natural gas customer, you may join the Plan by completing an Enrollment Form and returning it to the Company along with a minimum initial investment of $100.

         * If you are an employee of the Company and participate in the Company's Employees' Investment Plan ("EIP"), you may join the Plan by completing and returning an Enrollment Form. If you are an employee of the Company and do not participate in the Company's EIP, you may join the Plan by completing an Enrollment Form and returning it along with a minimum initial investment of $100 to the Company.

         * If you are a resident of Arizona, California or Nevada and do not otherwise qualify to participate in the Plan, you may join the Plan by completing an Enrollment Form and returning it along with a minimum initial investment of $100 to the Company.

         Enrollment Forms will be furnished to you at any time upon request to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, or by telephoning the Company at (800) 331-1119 or (702) 876-7280.

7.       When can an eligible individual join the Plan?

         A shareholder and an employee who is participating in the Company's EIP may join the Plan at any time. If an Enrollment Form is received on or before the record date for a dividend payment, reinvestment of dividends will begin with that dividend. If the Enrollment Form is received after the record date, reinvestment of dividends will begin with the next dividend payment date. (See Question 10.)

         Natural gas customers, employees and residents of Arizona, California and Nevada who are not already shareholders will join the Plan once their initial investment of $100 has been used to purchase Common Stock. An initial investment of $100 received during any month will be invested as of the next Investment Date or during the next Investment Period. (See Question 9.) With the purchase of Common Stock, such customers or employees will become Plan participants.

8.       What does the Enrollment Form provide?

         The Enrollment Form authorizes the Company to do the following:

         Initial Investment - Upon receipt of a minimum initial investment payment of $100 from a natural gas customer, employee or resident of Arizona, California and Nevada who is not already a shareholder, the Company or the Agent will purchase Common Stock for the account of the new participant on the next Investment Date or during the next Investment Period. (See Question 9.)

         Optional Payments - Upon receipt of optional payments from a minimum of $25 up to a maximum of $50,000 per calendar year, the Company or the Agent will purchase Common Stock for the participant's account on the next Investment Date or during the next Investment Period. (See Question 11.)

         Dividend Reinvestment - The Company or the agent will automatically reinvest dividends on all shares of Common Stock held in Plan accounts on the Investment Date or during the next Investment Period that coincides with the payment of dividends for shares of Common Stock. (See Question 10.) The Company or the Agent will also automatically reinvest dividends on all of the shares of Common Stock held of record by a participant outside the Plan. Participants with a total of 250 or more shares of Common Stock will have the option of receiving one-half of their dividends in cash. Participants who deposit and maintain all of their shares with the Plan for safekeeping purposes only will have the option of receiving all of their dividends in cash.

INITIAL INVESTMENTS

9.       When will initial investment payments be invested?

         The timing for the investment of the initial payments depends upon whether the Common Stock will be purchased by the Company or the Agent. If the purchases are made by the Company of Original Issue Shares, the purchases will occur twice during the month. If the purchases are made by the Agent of Original Issue or Open Market Shares, the purchases will occur once each month. No interest will be paid on payments received and held by the Company prior to investment.

         Company Purchases - Initial investment payments received by the Company by the 10th day of any month (or the first business day following the 10th, if the 10th is not a business day) will be invested in Original Issue Shares on the first business day following the 14th day of the month. Initial investment payments received by the Company after the 10th and on or before the 25th day of any month (or the first business day following the 25th, if the 25th is not a business day) will be invested in Original Issue Shares on the first business day of the following month. Such dates are the "Investment Date(s)" for purposes of the Plan. The Company may delay or authorize the Agent to make purchases directly from the Company during periods when the Plan is being marketed or during other distributions of Common Stock.

         Agent Purchases - Initial investment payments received by the 25th day of any month will be invested in Original Issue or Open Market Shares by the Agent during the 30-day period commencing on the 26th day of the month. Such period is the "Investment Period" for the purposes of the Plan.

         Upon written request received by the Company on or before the Investment Date or the day before the start of the Investment Period in which the initial investment payment is being held by the Company, a participant may, without withdrawing from the Plan, receive the return of a portion of the initial investment payment, provided that a minimum of $100 is maintained in the Plan.

REINVESTED DIVIDENDS

10.      When will dividends be reinvested?

         Any dividends on Common Stock to be reinvested will be reinvested on the Investment Date or Investment Period coinciding with the payment of a dividend for shares of Common Stock. Common Stock dividends have ordinarily been paid on the first business day of March, June, September, and December, but no assurance can be given that the Company will continue to pay dividends on this basis.

         Instructions regarding the automatic reinvestment of dividends on shares of record will be effective on the next dividend payment date if the shareholder's Enrollment Form is received by the Company by the record date (which is normally the 15th calendar day of the month preceding the month in which a dividend is paid) established for a dividend payment. Instructions received after the record date for a dividend will not be effective until the next dividend payment date.

OPTIONAL PAYMENTS

11.      Who is eligible to make optional payments?

         A participant is eligible to make optional cash payments of at least $25 at any time. An optional cash payment may be made when joining the Plan by enclosing the payment with the Enrollment Form. Thereafter, optional cash payments should be accompanied by the form provided with your statement of account.

         Optional cash payments can not be less than $25 and can not exceed $50,000 per calendar year per participant. Optional cash payments shall be made by check or money order payable to: Southwest Gas Corporation DRSPP, P.O. Box 98511, Las Vegas, Nevada 89193-8511, Attention:
Shareholder Services. Your Plan account number should be included on all checks.

12. When will optional payments be invested and when will dividends be paid on shares purchased with optional payments?

         The timing for the investment of optional payments depends upon whether the Common Stock will be purchased by the Company or the Agent. If the purchases are made by the Company of Original Issue Shares, the purchases will occur twice during the month. If the purchases are made by the Agent of Original Issue or Open Market Shares, the purchases will occur once each month. No interest will be paid on payments received and held by the Company prior to investment.

         Company Purchases - Optional payments received by the Company by the 10th day of any month (or the first business day following the 10th, if the 10th day is not a business day) will be invested in Original Issue Shares on the first business day following the 14th day of the month. Optional payments received by the Company after the 10th and on or before the 25th day of any month (or the first business day following the 25th, if the 25th day is not a business day) will be invested in Original Issue Shares on the first business day of the following month. The Company may delay or authorize the Agent to make purchases directly from the Company during periods when the Plan is being marketed or during other distributions of Common Stock.

         Agent Purchases - Optional payments received by the 25th day of any month will be invested in Original Issue or Open Market Shares by the Agent during the Investment Period, the 30-day period commencing on the 26th day of the month.

         Any dividends on Common Stock purchased with optional payments will be reinvested on the Investment Date coinciding with the payment of a dividend when Original Issue Shares are purchased directly by the Company. Common Stock dividend payment dates are ordinarily the first business day of March, June, September, and December. No assurance can be given that the Company will continue to pay dividends on this basis. When Original Issue or Open Market Shares are purchased by the Agent, the Investment Period will be the 30-day period beginning on the 26th day of the month preceding the dividend date.

         A participant may, without withdrawing from the Plan, have returned any optional payment upon written request received by the Company on or before the Investment Date or the day before the start of the Investment Period for any payment being held by the Company.

13.      How do participants make payments?

         The amount of the optional payment made each time may vary. However, participants are encouraged to set an investment goal and then send a fixed amount every month or quarter. A payment may be made by enclosing a check or money order payable to Southwest Gas Corporation DRSPP with the Enrollment Form or on the optional payment form provided with your statement. In addition, electronic transfers form shareholder checking or savings accounts are available. A payment to be invested must not be included in a check or money order submitted for payment of gas service.

EXPENSES

14. Are there any expenses charged to participants in connection with participation in the Plan?

         There are no expenses charged to participants in connection with purchases of Common Stock under the Plan. All costs of administration of the Plan and any brokerage commissions or service fees incurred in purchasing Common Stock will be paid by the Company. However, if a participant requests that the Company sell his or her shares of Common Stock, any related brokerage commissions or service fees incurred by the Company will be deducted from the proceeds remitted to the participant.

PRICING AND PURCHASING OF SHARES

15.      How many shares of Common Stock will be purchased for a participant?

         The number of shares to be purchased for each participant on any Investment Date or during the Investment Period will depend upon the amount of the optional payments received since the last investment in the Plan, the amount of the participant's dividends to be reinvested and the price of the Company's Common Stock on the Investment Date or during the Investment Period. On each Investment Date or at the end of each Investment Period, each participant's account will be credited with that number of shares, including fractional shares computed to four decimal points, equal to the total amount to be invested and reinvested on the participant's behalf, divided by the price of the Common Stock on the Investment Date or during the Investment Period.
Fractional shares will earn proportionate dividends as declared.

16.      How is the price of new shares determined?

         When Original Issue Shares are purchased by the Company, the price of the shares will be the composite closing price of the Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association on the Investment Date or, if no trading in the Common Stock occurs on that date, the composite closing price on the next preceding date on which trading occurred. When Original Issue Shares are purchased by the Agent, the price of the shares will be the weighted average composite closing price of the Common Stock, as reported on the consolidated tape for the New York Stock Exchange listed securities administered by the Consolidated Tape Association, acquired during the Investment Period. When Open Market Shares are purchased by the Agent, the price of the shares will be the weighted average price of the Common Stock acquired during the Investment Period.

PARTICIPANTS' ACCOUNTS AND RECORDS

17. What records and accounts will be maintained by the Company for Participants?

         The Company will maintain an account for each participant. All shares purchased for a participant under the Plan will be credited to his account and held for him. When certificates for shares are issued to a participant or shares are sold for his account pursuant to the Plan, the shares will be withdrawn from his Plan account.

18.      What reports will be sent to Participants in the Plan?

         Each participant in the Plan will receive a statement of his or her account after each dividend and after other account activity. THESE STATEMENTS ARE A PARTICIPANT'S CONTINUING RECORD OF THE COST OF HIS PURCHASES AND SHOULD BE RETAINED FOR INCOME TAX PURPOSES. In addition, participants will receive each amended Prospectus for the Plan and copies of all communications sent to all other holders of the Company's Common Stock, including the Company's quarterly reports to shareholders, the annual report to shareholders, notice of annual meeting and proxy statement and tax information with respect to dividends paid. A participant is entitled to vote all shares, including fractional shares, held in his or her Plan account and will receive a Plan proxy enabling him to vote his or her shares.

WITHDRAWAL AND TERMINATION

19.      When may a participant withdraw from the Plan?

         A participant may withdraw from the Plan by providing a written request to the Company. The requests will be processed upon receipt except during the periods commencing three business days prior to the ex-dividend date for a particular dividend through the payment date for that dividend. During that period, a request will be processed depending upon the time the request is received by the Company. If the request is received within three business days of the ex-dividend date for a particular dividend and on or before the record date for that dividend, the request will be processed after the record date. If the request is received after the record date and on or before the Investment Date or Investment Period for that dividend, the request will not be processed until that dividend is reinvested in the participant's account. (See Question 22.)

20.      How does a participant withdraw from the Plan?

         In order to withdraw from the Plan, a participant must notify the Company in writing and instruct the Company to either issue the whole shares in the participant's account to the participant or deliver the proceeds of sale to the participant. Fractional shares will be sold in all cases. The participant must have a certified tax identification number on file with the Company on or prior to requesting the sale of shares.

21.      Can the Company terminate a participant?

         Yes. The administrative costs to the Company for each participant account do not justify an inactive account. The Company reserves the right to terminate the account of any participant who has not invested and/or reinvested a minimum of $100 in any twelve-month period. In addition, the Company reserves the right to terminate the account of any participant if a participant's checks or other form of remittance have not been honored.

22.      What happens upon withdrawal, termination or discontinuance?

         When a participant withdraws from the Plan or when the Company terminates the account of a participant, or upon discontinuance of the Plan by the Company, certificates for all shares credited to the participant's account will be issued and a cash payment will be made for fractional shares. Fractional shares will be sold through the Agent and any brokerage commissions or service fees will be deducted from the proceeds before the cash payment is made.

         In the alternative, a participant may request that all of the shares, both whole and fractional, credited to his or her Plan account be sold. If a participant requests a sale, the sale will be made for the account of the participant by the Agent. If the request is received within three business days of the ex-dividend date for a particular dividend and on or before the record date for that dividend, the request will be processed after the record date. If the request is received after the record date and on or before the Investment Date or Investment Period for that dividend, the request will not be processed until that dividend is reinvested in the participant's account. The participant will be charged any related brokerage commissions or service fees, and will receive the proceeds of the sale less these amounts.

         If the withdrawal request of a participant is received by the Company on or before the record date for a particular dividend, that dividend and all subsequent dividends upon shares registered in the participant's name will be paid directly to the participant. If the request is received after the record date, the withdrawal request will not be processed until that dividend is reinvested in the participant's account. Once the request is processed, all subsequent dividends upon shares registered in the participant's name will be paid directly to the participant.

         If the withdrawal request of a participant is received by the Company on or before the Investment Date or the day before the start of the next Investment Period, any payment being held by the Company will be returned. If the request is received after such dates, any payment being held will be reinvested.

23. Will certificates be issued for shares of Common Stock purchased under the Plan?

         Certificates for shares of Common Stock purchased under the Plan will be issued to participants upon their written request to the Company. Upon receipt of request, certificates for any number of whole shares credited to a participant's Plan account may be withdrawn from the account and issued to the participant. Any remaining full and fractional shares will continue to be credited to the participant's account. Certificates for shares issued to a participant will be registered in the same name or names in which the participant's Plan account is maintained. Dividends on all of the participant's shares, including those shares for which certificates have been issued, will either be reinvested or paid in cash as provided for in the Plan. (See Question 8.) Certificates for fractional shares will not be issued under any circumstances.

24.      May a portion of the shares held in the Plan be sold?

         Yes. Upon receipt of a written request, the Company will withdraw and sell, through the Agent, any number of whole shares credited to that participant's Plan account; provided, the participant maintains a minimum of 100 shares in his or her account. The participant will be charged any related brokerage commissions or service fees and will receive the proceeds of the sale less these amounts.

         If the partial withdrawal request is received within three business days of the ex-dividend date for a particular dividend or between that date and the record date for that dividend, it will be processed after the record date. Dividends on the shares to be withdrawn will either be reinvested or paid in cash as provided for in the Plan. (See Question 8.) The participant must have a certified tax identification number on file with the Company on or prior to requesting the sale of shares.

25.      May shares in a Plan account be pledged or assigned?

         Shares credited to the account of a participant may not be assigned or pledged. A participant who wishes to assign or pledge shares must request that certificates for the shares be issued in his or her name.

OTHER INFORMATION

26.      How will participants' shares be voted at meetings of shareholders?

         Participants will receive Plan proxy cards covering total full and fractional shares held under the Plan, enabling them to vote their shares. If a proxy card is returned to the Company properly signed and marked for voting, all the shares covered by the proxy card will be voted as marked. If no instructions are indicated on a properly signed and returned proxy card, the participant's shares credited to his account will be voted in accordance with the recommendations of the Company.

27.      What is the responsibility of the Company and the Agent under the Plan?

         The Plan provides that the Company and any Agent appointed by the Company in administering the Plan will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's Plan participation upon such participant's death prior to receipt of legally sufficient instructions with respect thereto.

         PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE AGENT CAN ASSURE PARTICIPANTS OF PROFITS OR PROTECT PARTICIPANTS AGAINST LOSSES IN THE VALUE OF THE SHARES PURCHASED UNDER THE PLAN OR ASSURE THE PARTICIPANT OF FUTURE DIVIDENDS.

28.      May the Plan be changed or discontinued?

         The Company reserves the right to suspend, modify or discontinue the Plan at any time and to interpret and regulate the Plan as it deems necessary or desirable in connection with the operation of the Plan. All participants will receive notice of any suspension, modification or termination. The notices will be mailed to the participants at the addresses shown on the Company's record.

29.      Will the planned acquisition and merger of the Company affect the Plan?

         On December 14, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger") with ONEOK, Inc. and its subsidiary Oasis Acquisition Corporation, in which ONEOK, Inc. would acquire the Company. If the Company's shareholders including Plan participants approve the Merger and it is completed, the number of shares in each participant's account, including fractional shares, will be converted into the right to receive $30.00 per share. The Company or the Agent will process the conversion and cash proceeds will then be forwarded to each participant. There will be no expenses charged to the participants for the disposition of the shares as a result of the Merger. Once the cash distribution has been made, the Plan will end.

30.      What happens if the Company makes a rights offering?

         As shareholders, participants will be notified by the Company of a rights offering. Upon receiving notification that rights are exercisable, participants should instruct the Company, before the rights expire, to exercise the rights. If the Company does not receive such instructions, the Agent will sell the unexercised rights on the open market and proportionally credit participant accounts to the extent the rights are not exercised with the proceeds for investment on the next Investment Date or Investment Period.

         On March 5, 1996, the Board of Directors of the Company adopted a Shareholder Rights Plan (the "Rights Plan") pursuant to which the Company will distribute one right ("Right") for each share of Common Stock issued pursuant to the Plan as of the close of business on April 15, 1996 (the "Record Date"). In addition, the Board of Directors authorized the distribution of one Right for each share of Common Stock issued after the Record Date, but prior to the date the Rights become exercisable, are redeemed or expire.

         Each full Right, if it becomes exercisable, initially entitles the holder to purchase from the Company a unit of one one-hundredth of a share of Junior Participating Preference Stock, par value $20.00 per share, at a purchase price of $45.00 per unit, subject to adjustment. The Rights will expire at the close of business on April 15, 2006 unless redeemed earlier. The Rights may not be exercised, and will not detach or trade separately from the Common Stock except as described below.

         The Rights will detach from the Common Stock and may be exercised only if a person or group becomes the beneficial owner of 20% or more of the Common Stock (a "Stock Acquisition"). If a Stock Acquisition occurs (except pursuant to an offer for all outstanding shares of Common Stock which the Company's independent directors determine is adequate and otherwise in the best interests of the Company and its shareholders), the Rights "flip-in" and, each Right not owned by such person will entitle the holder to purchase, at the Right's then-current exercise price, the Common Stock or, if the number of shares of the authorized Common Stock is insufficient to permit the full exercise of the Rights, capital stock or other securities of the Company having an equivalent value equal to twice the Right's exercise price. In addition, if at any time following a Stock Acquisition, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer at the same price and for the same consideration as the offer approved by the Board of Directors of the Company as described in the immediately preceding sentence), or (ii) 50% or more of the Company's assets or earnings power is sold or transferred, the Rights "flip-over" and each unexercised Right will entitle its holder to purchase, at the Right's then-current exercise price, common shares of the other person having an equivalent value equal to twice the Right's exercise price. The Rights may be redeemed by the Company at any time prior to ten business days following the date of a Stock Acquisition (which period may be extended by the Company's Board of Directors at any time while the Rights are still redeemable). Upon the occurrence of a "flip-in" or "flip-over" event, if the Rights are not redeemed, the Rights would result in substantial dilution to any person who has acquired 20% or more of the outstanding Common Stock or who attempts to merge or consolidate with the Company. As a result, the Rights may deter potential attempts to acquire control of the Company without the approval of the Company's Board of Directors.

         The acquisition of the Company by ONEOK, Inc., which is referenced in Question 29, is not a Stock Acquisition that will trigger the exercise of the Rights. The acquisition has been determined by the Company's independent directors to be adequate and in the best interests of the Company and its shareholders. If the Merger is completed, the Rights Plan will be terminated.

         A copy of the Rights Plan is available free of charge from the Company.

31. What happens if the Company declares a stock split or issues a stock dividend?

         In the event of a stock split or stock dividend, the Company will proportionally credit to each participant's Plan account the additional shares attributable to his or her interest in the Plan.

32.      Can a complete text of the Plan be obtained?

         Yes, it can be obtained upon request to Shareholder Services.


                   FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The Company believes the following is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan, and, therefore, participants in the Plan are advised to consult their own tax advisors with respect to the tax consequences (including federal, state, local and other tax laws and U.S.
tax withholding laws) applicable to their particular situations.

         In general, the amount of cash dividends paid by the Company is includable in income even though reinvested under the Plan. Under this general rule, the cost basis for federal income tax purposes of any shares acquired through the Plan will be the price at which the shares are credited to the account of the participant as described in the section entitled Pricing and Purchasing of Shares. In connection with open market purchases, brokerage commissions paid by the Company on a participant's behalf are to be treated as distributions subject to income tax in the same manner as dividends. The amounts paid for brokerage commissions are, however, includable in the cost basis of shares purchased. The information return sent to participants and the IRS at year-end, if so required, will show such amounts paid on their behalf.

         A U.S. shareholder electing to participate in the Plan must provide his Taxpayer Identification Number (generally, an individual's Social Security Number) or certify that they are exempt from backup withholdings. Failure to provide a correct Taxpayer Identification Number will result in backup withholdings of 31 percent. Withholding may also occur upon notification from the Internal Revenue Service directing the Plan to institute backup withholdings.

         A foreign shareholder who is a participant and whose dividends are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from such dividends before reinvestment in additional shares for such participant's Plan account. The statements confirming purchases made for a foreign participant will indicate that tax has been withheld.

         The final statement received from the Company during any calendar year will include information for that year regarding total dividends paid on Plan shares. In addition, the Company will send each participant an IRS Form 1099-Dividend at year-end showing total dividends paid on shares held of record. Both statements should be retained for tax reporting purposes.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Robert M. Johnson, Esq., Assistant General Counsel for the Company, has given an opinion to the SEC upon the validity of the shares of Common Stock being registered. Mr. Johnson is employed by the Company on a full-time basis.

         The financial statements incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference in the Company's Form 10-K for the year ended December 31, 1998, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


          DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 317 of California's General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Act of 1933, as amended.

         Pursuant to the Articles of Incorporation and the Bylaws of the Company, and in accordance with applicable law, directors and officers of the Company are generally indemnified against judgments, expenses and other amounts actually and reasonably incurred by or imposed upon them in connection with or arising out of any action in which they were or are parties or are threatened to be made parties by reason of their being or having been a director or officer of the Company. In addition, the Company has entered into indemnification agreements with certain officers and directors which provide for indemnification to the full extent permitted by California law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

   No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any agent, dealer or underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is  unlawful  to make such offer or solicitation.
                  __________________

                   TABLE OF CONTENTS                   SOUTHWEST GAS CORPORATION
                                                 Page
                      Prospectus                             300,000 Shares
                                                              COMMON STOCK
Available Information..........................     2
Incorporation of Certain Documents
  by Reference.................................     2       _________________
The Company ...................................     3
Use of Proceeds ...............................     3          PROSPECTUS
Description of the Dividend Reinvestment                    _________________
  and Stock Purchase Plan .....................     3
     Purpose...................................     3
     Features..................................     4
     Administration............................     4
     Participation.............................     5
     Initial Investments.......................     6
     Reinvested Dividends......................     7
     Reinvested Dividends......................     7      DIVIDEND REINVESTMENT
     Optional Payments.........................     7
     Expenses..................................     8              AND
     Expenses..................................     8
     Pricing and Purchasing of Shares..........     9       STOCK PURCHASE PLAN
     Participants' Accounts and Records........     9
     Withdrawal and Termination................    10
     Other Information.........................    12
Federal Income Tax Consequences
  of the Plan..................................    14
Interests of Named Experts and Counsel.........    15
Disclosure of Securities and Exchange
  Commission Position on Indemnification
  for Securities Act Liabilities...............    15

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

             SEC registration fee                                 $    2,366.48
         *   Stock exchange listing fees                               3,000.00
         *   Printing expenses                                        10,000.00
         *   Accounting fees and expenses                              5,000.00
         *   Legal fees and expenses                                   5,000.00
         *   Miscellaneous                                            10,000.00
                                                                  -------------
                  TOTAL                                           $   35,366.48
                                                                  =============

-----------------
*  Estimated

         Other than the expenses listed above and annual administration costs of approximately $20,000, no other significant expenses of issuance and distribution are expected to arise since the purchase of the 300,000 shares of the Company's Common Stock, $1 par value, will be made directly from the Company with no underwriting discounts or commissions payable.

Item 15. Indemnification of Directors and Officers

         Section 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indemnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article VIII of the Registrant's Bylaws provides for the indemnification of directors, officers and agents as allowed by statute. In addition, the Registrant has purchased directors and officers insurance policies which provide insurance against certain liabilities for directors and officers of the Company.

Item 16. Exhibits

Exhibit No.   Description of Exhibit
-----------   ----------------------
        4.1   Company's Amended and Restated Dividend Reinvestment and Stock
              Purchase Plan (incorporated herein by reference to the
              Registration Statement on Form S-3, No. 333-17667)
        5.1   Opinion of Counsel of the Company regarding legality of the securities to be registered
       23.1   Consent of Arthur Andersen LLP
       23.2   Consent of Counsel of the Company (included in opinion filed as Exhibit 5.1 to this Registration Statement)
       24.1   Powers of Attorney
-----------

Item 17. Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on June 22, 1999.


                                             SOUTHWEST GAS CORPORATION

                                      By      /s/ MICHAEL O. MAFFIE
                                         -------------------------------
                                                  Michael O. Maffie
                                        President and Chief Executive Officer

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.


     Signature                         Title                          Date
     ---------                         -----                          ----

 /s/ MICHAEL O. MAFFIE         Director, President and            June 22, 1999
-------------------------      Chief Executive Officer
    (Michael O. Maffie)     (Principal Executive Officer)


 /s/ GEORGE C. BIEHL        Director, Senior Vice President,      June 22, 1999
-------------------------     Chief Financial Officer and
    (George C. Biehl)             Corporate Secretary
                             (Principal Financial Officer)


 /s/ EDWARD A. JANOV        Vice President, Controller and        June 22, 1999
-------------------------      Chief Accounting Officer
    (Edward A. Janov)       (Principal Accounting Officer)

     Signature                         Title                          Date
     ---------                         -----                          ----


 /s/ MANUEL J. CORTEZ *               Director                    June 22, 1999
-------------------------
    (Manuel J. Cortez)


 /s/ LLOYD T. DYER *                  Director                    June 22, 1999
-------------------------
    (Lloyd T. Dyer)


 /s/ THOMAS Y. HARTLEY *         Chairman of the Board            June 22, 1999
-------------------------             of Directors
    (Thomas Y. Hartley)


 /s/ MICHAEL B. JAGER *               Director                    June 22, 1999
-------------------------
    (Michael B. Jager)


 /s/ LEONARD R. JUDD *                Director                    June 22, 1999
-------------------------
    (Leonard R. Judd)


 /s/ JAMES J. KROPID *                Director                    June 22, 1999
-------------------------
    (James J. Kropid)


 /s/ CAROLYN M. SPARKS *              Director                    June 22, 1999
-------------------------
    (Carolyn M. Sparks)


 /s/ ROBERT S. SUNDT *                Director                    June 22, 1999
-------------------------
    (Robert S. Sundt)


 /s/ TERRANCE L. WRIGHT *             Director                    June 22, 1999
-------------------------
    (Terrance L. Wright)



*  By      /s/ GEORGE C. BIEHL
      --------------------------
              (George C. Biehl)
               Attorney-in-fact

                                  Exhibit Index

       Exhibit
       Number                                  Description
    -----------            ----------------------------------------------------
        5.1                Opinion of Counsel of the Company regarding legality
                           of the securities to be registered

       23.1                Consent of Arthur Andersen LLP

       23.2 Consent of Counsel of the Company (included in opinion filed as Exhibit 5.1 to this Registration Statement)

       24.1                Powers of Attorney